Exhibit 15.1

Costco Wholesale Corporation

Issaquah, Washington

Re:	Registration Statement (Nos. 33-57585, 333-21093, 333-82782, 333-120523 and 333-129172) on Form S-8 and the Registration Statement Nos. (333-01127-333-40049, 333-72122 and 333-125637) on Form S-3

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated December 19, 2005 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

December 19, 2005

Seattle, Washington